Exhibit 4.24

PINNACLE ENTERTAINMENT, INC.
EXECUTIVE AND TEAM MEMBER RESTRICTED STOCK AWARD
GRANT NOTICE AND AGREEMENT
(2016 Equity and Performance Incentive Plan)

Congratulations! I am pleased to inform you that, in recognition of the role you play in the collective success of Pinnacle Entertainment, Inc. (the “Company” or “Pinnacle”), you have been granted a Restricted Stock Award. This award is subject to the terms and conditions of the 2016 Equity and Performance Incentive Plan (the “Plan”), this Grant Notice, and the following Restricted Stock Award Agreement. The details of this award are indicated below.

Grantee:
Date of Grant:
Covered Shares of Restricted Stock:
Vesting Commencement Date:
Time Vested Stock:
Time Vesting Period:
Performance Vested Stock:
Performance Vesting Period:
Performance Vesting Criteria:
Delivery Date:

Restricted Stock Awards can be a great opportunity for individual wealth creation. As our Company becomes more valuable through management running the business better and through growth opportunities, the value or price of a share of the Company’s common stock should increase. Through your efforts and the efforts of your colleagues, you have the ability to help increase the value of our Company for all shareholders.

Thank you for all you do each and every day as a leader and owner of the Company. Our focus on driving profitable revenues, eliminating non-value added expense and investing our capital prudently is collectively building a much stronger Pinnacle. We are establishing a balanced portfolio of properties as we continue to grow nationally and internationally, and are well on our way to becoming the BEST CASINO ENTERTAINMENT COMPANY IN THE WORLD.

It is an exciting time to be part of Pinnacle Entertainment!

Anthony Sanfilippo
Chief Executive Officer

RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (together with the above grant notice (the “Grant Notice”), this “Agreement”) is made and entered into as of the date set forth on the Grant Notice by and between the Company, and the individual (the “Grantee”) set forth on the Grant Notice.
A.    Pursuant to the Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan (the “Plan”), the Compensation Committee (the “Committee”) has determined that it is to the advantage and best interest of the Company to grant to the Grantee this award of time-vested Restricted Stock (the “Time-Vested Stock”) and performance-vested Restricted Stock (the “Performance-Vested Stock” and together with the Time-Vested Stock, the “Restricted Stock”) as set forth on the Grant Notice and in all respects subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, and this Agreement (the “Award”).
B.    Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:
1.Acceptance of Agreement. Grantee has reviewed all of the provisions of the Plan, the Grant Notice, and this Restricted Stock Award Agreement. By electronically accepting this Award according to the instructions provided by the Company’s designated broker, Grantee agrees that this electronic contract contains Grantee’s electronic signature, which Grantee has executed with the intent to sign this Agreement, and that this Award is granted under and governed by the terms and conditions of the Plan, the Grant Notice, this Restricted Stock Award Agreement, and the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee on questions relating to the Plan, the Grant Notice, this Restricted Stock Award Agreement and, solely in so far as they relate to this Award, the applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Grantee.

2.Grant of Award. The Restricted Stock granted hereunder pursuant to Article VII of the Plan shall be subject to the terms and provisions of the Plan, and all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. For purposes of this Agreement, “Termination Date” shall mean the date on which the Grantee’s Continuous Status as an Employee, Director or Consultant terminates. Subject to Section 5.13 of this Agreement, the Grantee shall be entitled to receive dividends with respect to the Restricted Stock.

3.Vesting.

3.1.    Subject to the provisions of the Plan and Sections 3.2 and 3.3 of this Agreement, and except as otherwise provided in a written employment agreement between the Company or an Affiliate and the Grantee:

3.1.1.    Time-Vested Stock. Time-Vested Stock shall vest in equal annual installments on each anniversary of the Vesting Commencement Date during the Time Vesting Period (each such date, a “Time Vesting Date”), subject to the Grantee’s Continuous Status as an Employee, Director or Consultant through each applicable Time Vesting Date.

3.1.2.    Performance-Vested Stock. Performance-Vested Stock shall vest based on achievement of the Performance Vesting Criteria, as described in the Grant Notice, during the Performance Vesting Period (the last date of the Performance Vesting Period, unless such other date or dates is indicated in the Performance Vesting Criteria, a “Performance Vesting Date” and together with Time-Vesting Date, the “Vesting Dates”), subject to the Grantee’s Continuous Status as an Employee, Director or Consultant through each applicable Performance Vesting Date. If any Performance Vested Stock does not vest on the applicable Performance Vesting Date, such Performance Vested Stock shall be forfeited on such Performance Vesting Date.

3.2    If the Grantee’s Continuous Status as an Employee, Director or Consultant terminates prior to an applicable Vesting Date, as of the Termination Date, the Grantee shall forfeit any unvested Restricted Stock.

4.Transfer of Stock. The Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated (each, a “Transfer”) until such Restricted Stock vests, and all restrictions on such Restricted Stock shall have lapsed, in the manner set forth in Section 3. Until the Restricted Stock vests, such Restricted Stock shall (i) if in book entry form, be subject to an appropriate stop-transfer order and (ii) to the extent that a stock certificate is delivered to the Grantee, bear the following legend or notation: “The Stock represented by this certificate are subject to a Restricted Stock Award Agreement between the registered owner and Pinnacle Entertainment, Inc. which restricts the transferability of the Stock. A copy of the agreement is on file with the Secretary of Pinnacle Entertainment, Inc.”

5.General.

5.1.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware applicable to agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

5.2.    Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his or her spouse with respect to this Award and the parties hereto shall act in all matters as if the Grantee was the sole owner of this Award. This appointment is coupled with an interest and is irrevocable.

5.3.    No Employment Rights. Nothing contained herein shall be construed as an agreement by the Company or any of its subsidiaries, express or implied, to employ the Grantee or contract for the Grantee’s services, to restrict the Company’s or such subsidiary’s right to discharge the Grantee or cease contracting for the Grantee’s services or to modify, extend or otherwise affect in any manner whatsoever the terms of any employment agreement or contract for services which may exist between the Grantee and the Company or any Affiliate.

5.4.    Application to Other Stock. In the event any capital stock of the Company or any other corporation shall be distributed on, with respect to, or in exchange for Restricted Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Restricted Stock on or with respect to which such other capital stock was distributed, and references to “Company” in respect of such distributed stock shall be deemed to refer to the company to which such distributed stock relates.

5.5.    No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

5.6.    Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

5.7.    No Assignment. Except as otherwise provided in this Agreement, the Grantee may not assign any of his, her or its rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company shall be permitted to assign its rights or obligations under this Agreement so long as such assignee agrees to perform all of the Company’s obligations hereunder.

5.8.    Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

5.9.    Equitable Relief. The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage. Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies it may have at law or under this Agreement.

5.10.    Arbitration.

5.10.1.    General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 5.10 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Las Vegas, Nevada.

5.10.2.    Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of the Grantee, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock incentives and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Las Vegas, Nevada. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

5.10.3.    Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

5.10.4.    Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

5.10.5.    Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.

If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

5.11.    Withholding Taxes. The Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from any compensation payable to the Grantee the minimum amount of any sums required by federal, state or local tax law to be withheld (or other such sums that that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity) with respect to the Restricted Stock Awards.

5.12.    Section 83(b) Election. If the Grantee makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the Grant Date, the Grantee shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service, together with any required tax withholding. The Grantee hereby acknowledges that it is the Grantee’s sole responsibility, and not the Company’s, to file timely the election under Section 83(b) of the Code.

5.13.    Rights as Shareholder. During the period until the Restricted Stock vests as provided in Section 3 hereof, the Grantee shall, except as set forth in this Section 5.13, have all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the underlying shares of Common Stock. Notwithstanding the foregoing, (i) the Grantee shall not have the right to Transfer the Restricted Stock prior to the vesting thereof as set forth in Section 3 hereof, (ii) any dividends associated with the Restricted Stock will be paid to the Grantee at the time such shares vest as set forth in Section 3 hereof, and will not be paid to the Grantee in the event that the shares do not become so vested and (iii) such Restricted Stock shall be subject to all terms, conditions, and restrictions, including, but not limited to, forfeiture without consideration, of this Agreement and the Plan.

5.14.    Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

5.15.    Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement; and (e) periods of days, weeks or months mean calendar days, weeks or months.

5.16.    Electronic Delivery and Disclosure. The Company may, in its sole discretion, decide to deliver or disclose, as applicable, any documents related to this Award granted under the Plan, future awards that may be granted under the Plan, the prospectus related to the Plan, the Company’s annual reports or proxy statements by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents delivered electronically or to retrieve such documents furnished electronically, as applicable, and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

5.17.    Data Privacy. Grantee agrees that all of Grantee’s information that is described or referenced in this Agreement and the Plan may be used by the Company, its affiliates and the designated broker and its affiliates to administer and manage Grantee’s participation in the Plan.

5.18.    Acknowledgments of Grantee. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, fully understands all provisions of the Plan and this Agreement and, by accepting the Notice of Grant, acknowledges and agrees to all of the provisions of the Plan and this Agreement.

5.19.    Complete Agreement. The Grant Notice, this Restricted Stock Award Agreement, the Plan, and applicable provisions (if any) contained in a written employment agreement between the Company or an Affiliate and the Grantee constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

5.20.    Waiver of Jury Trial. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEMENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN US (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL OF THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG US OR BETWEEN OR AMONG ANY OF OUR OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

5.21.    Merger with Penn National Gaming. Reference is made to the Merger Agreement, dated as of December 17, 2017, by and among Pinnacle, Penn National Gaming, Inc. and Franchise Merger Sub, Inc. (the “Merger Agreement”). Notwithstanding anything to the contrary in the Plan or in any employment agreement between the Grantee and Pinnacle or one of its Affiliates, upon and following the occurrence of the Effective Time, as such term is defined in the Merger Agreement, this Award shall be treated in accordance with Section 2.4(c) of the Merger Agreement.